Exhibit (p)(ii)
FED MUTUAL FINANCIAL SERVICES, INC.
Code of Ethics
Effective as of February, 2008
Section 1 – Introduction
In accordance with Rule 17j-1 under the Investment Company Act of 1940, FED Mutual Financial Services, Inc. (“FED Mutual”) must adopt and administer a code of ethics (the “Code”). The adoption and administration of the Code is predicated upon the following principles: (1) at all times place the interests of investment company shareholders ahead of the interests of FED Mutual and FED Mutual’s personnel; (2) all personal securities transactions should be conducted consistent with applicable law and regulation and the general principles set forth in the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and (3) personnel should not take inappropriate advantage of their positions. Further, all Access Persons of FED Mutual are required to comply with the Federal Securities Laws.
This Code imposes certain trading restrictions, including prohibitions on the purchase of equity securities in initial public offerings, prohibitions on the purchase of most fixed income securities, pre-clearance requirements for the purchase or sale of most other securities and prohibitions on the knowing purchase or sale of most securities that are being considered for purchase or sale or are the subject of a pending purchase or sale order for any client. This Code also addresses issues such as market timing, late trading, gifts and service on boards of directors.
Requirements set forth under this Code are in addition to the obligations employees of FED Mutual have to comply with all other codes, polices and procedures of FED Mutual and Federal Life Insurance Company (Mutual) (“Federal Life”).
Section 2 – General Principles
(a) Shareholder and Client Interests Come First — Every Access Person must be certain that at all times the interests of the Fund shareholders are placed ahead of any personal interest.
(b) Avoid Actual or Potential Conflicts of Interest — The restrictions and requirements of the Code are designed to prevent behavior, which actually or potentially conflicts, or raises the appearance of actual or potential conflict, with the interest of the Fund shareholders. It is of the utmost importance that the personal securities transactions of Access Persons be conducted in a manner consistent with both the letter and spirit of the Code, including these principles, to ensure the avoidance of any such conflict of interest.

(c) Do Not Take Advantage of Position of Trust — Every Access Person should be mindful that such individual is in a position of trust and responsibility, and such individual must not abuse or take advantage of that position.
Section 3 — Prohibition on Certain Purchases and Sales of Securities and Related Requirements
(a) Trading Restriction on Access Persons – An Access Person shall not purchase or sell, directly or indirectly, any Covered Security of an issuer in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale is being considered for purchase or sale by any Fund or is the subject of a pending order or trade by any Fund. Generally, a purchase or sale by an Access Person within seven days prior to a purchase or sale by any Fund may be scrutinized for possible sanction in accordance with Section 6.
(b) Ban on Trading in Covered Fixed Income Securities by Access Persons – An Access Person shall not purchase or sell, directly or indirectly for his or her account, a Covered Fixed Income Security. Any profits realized on such trades, as determined by the Chief Compliance Officer (or his or her delegee), may be disgorged.
(c) Pre-Clearance — To help prevent front running and other trading abuses and actual or potential conflicts of interest, Access Persons shall pre-clear certain specified trades. These pre-clearance requirements are contained in Sections 3(f) and 5(e). If pre-clearance is required in accordance with this Code, an Access Person may not purchase or sell, directly or indirectly, any Covered Security unless pre-clearance approval to make the purchase or sale has been granted in accordance with this Code. If pre-clearance approval is received, an Access Person may place an order for purchase or sale only during the Pre-Clearance Effectiveness Period, which order may not be revoked or withdrawn by such Access Person outside of the Pre-Clearance Effectiveness Period unless a new pre-clearance approval is received for such revocation or withdrawal.
(d) Limit on Pre-Clearance Equity Security Transactions — Generally, Access Persons may not make more than 20 requests for approval in any calendar quarter for the purchase or sale of a Pre-Clearance Equity Security.
(e) IPOs — Access Persons may not acquire any equity security in an initial public offering.
(f) Private Placements — Access Persons may not acquire any security in a private placement pursuant to Section 4(2), Section 4(6) or Regulation D under the Securities Act of 1933 without express prior approval by the Chief Compliance Officer (or his or her delegee) of FED Mutual. If, after the purchase, the purchasing party may play a part in the Fund’s subsequent consideration of an investment in the issuer, the Access Person must make a disclosure to the Chief Compliance Officer (or his or her delegee) of FED Mutual of this conflicting interest. If a decision is made to purchase such a security for the Fund, an independent review of the investment decision will be made by Access Persons with no personal interest in the issuer.

(g) Short-term Trades – An Access Person may not profit from the purchase and sale, or sale and purchase of a Covered Security for his or her account within 60 calendar days without a written exemption from the Chief Compliance Officer (or his or her delegee). Any profits realized in such short-term trades may be disgorged as determined by the Chief Compliance Officer (or his or her delegee). Equity securities of issuers with a market capitalization of at least $5 billion are not subject to this restriction.
(h) Prohibition on Market Timing and Late Trading in FED Mutual Advised or FED Mutual Underwritten Funds — Access Persons may not engage, directly or indirectly, in any transaction in shares of any mutual fund where FED Mutual or a control affiliate acts as adviser or principal underwriter of such fund which is (i) in violation of Rule 22c-1 under the Investment Company Act of 1940 or (ii) in violation of or more frequent than is permitted by the prospectus for such fund (or by the prospectus for a variable product investing in such fund).
(i) Gifts and Entertainment — Access Persons may not accept gifts or entertainment beyond those courtesies deemed to be customary, reasonable and proper under the particular business circumstances from any person or entity that does business with or on behalf of any Fund.
Section 4 — Exempted Transactions
The trading restrictions of Section 3 and the pre-clearance requirements of Section 5(e) of this Code shall not apply to:
(a) Purchases or sales effected in any personal investment account over which the Access Person has no direct or indirect influence or control. (An Access Person is presumed to have direct influence or control over the account of a spouse, minor child or other dependent relatives.);
(b) Purchases or sales which are non-volitional on the part of either the Access Person or a Fund;
(c) Purchases which are part of any automatic investment plan;
(d) Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and
(e) Purchases and sales of Exchange Traded Funds.
Additionally, the holdings and transaction reporting requirements of Sections 5(a), (b) and (d) of this Code shall not apply to transactions described in Section 4(a) of this Code, and the transaction reporting requirements of Sections 5(b) and (d) of this Code shall not apply to transactions described in Section 4(c) of this Code.

Section 5 — Compliance Procedures
(a) Initial and Annual Holdings Report – Within ten days of becoming an Access Person and not later than February 14th of each year thereafter, each Access Person must submit a report to the Chief Compliance Officer (or his or her delegee) with the information listed below.
(1) The title, type, number of shares, the exchange ticker symbol or cusip number and principal amount of all Covered Securities Beneficially Owned by the Access Person.
(2) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit.
(3) The date the report is submitted.
The report should contain information that is no more than 45 days old. With respect to an initial holdings report, the report should include the above information for each Covered Security Beneficially Owned by the Access Person as of the date such person became an Access Person. With respect to Covered Securities held in a Federal Life retirement plan, in lieu of the report described above, Access Persons may confirm in writing a composite record retained by FED Mutual of the information required in the report. When reporting with respect to variable products which invest in Covered Securities, the report should include the above information with respect to the underlying Covered Securities.
(b) Quarterly Reporting — Every Access Person shall, within 30 days of the end of each calendar quarter, report to the Chief Compliance Officer (or his or her delegee), with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security, the information listed below.
(1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the exchange ticker symbol or cusip number and the number of shares, and the principal amount of each Covered Security involved.
(2) The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition).
(3) The price at which the transaction was effected.
(4) The name of the broker, dealer or bank with or through whom the transaction was effected.
(5) If the Access Person has established a brokerage account during the quarterly period, the name of the broker, dealer or bank and the date the account was established.
(6) The date the report is submitted.

(c) Review of Reports — The Chief Compliance Officer (or his or her delegee) shall be responsible for reviewing all reports referenced above.
(d) Confirmations — Access Persons must direct their brokers to send duplicate copies of confirmations for all Covered Security transactions to the Chief Compliance Officer (or his or her delegee). Access Persons need not make the reports required by Section 5(b) with respect to investments in a Federal Life retirement plan, so long as all of the information required thereby has otherwise been provided to the Chief Compliance Officer (or his or her delegee) in the time period required by Section 5(b).
(e) Pre-Clearance — In addition to the pre-clearance requirements discussed in Sections 3(c) and 3(f), Access Persons must pre-clear the purchase or sale of all Pre-Clearance Equity Securities with the Chief Compliance Officer (or his or her delegee) of FED Mutual. The Chief Compliance Officer (or his or her delegee) may consider, but not be limited to considering the following: is the Access Person aware that the Pre-Clearance Equity Security of the issuer is being considered for purchase or sale by any Fund; has the Pre-Clearance Equity Security been purchased or sold by any Fund within the previous seven days; does the Access Person have any material non-public information concerning the issuer of the Pre-Clearance Equity Security or would the proposed transaction otherwise violate FED Mutual’s policy regarding insider trading; are any orders or trades of a Fund pending for the Pre-Clearance Equity Security or any other security of the issuer. The Chief Compliance Officer (or his or her delegee) may contact credit analysts or appropriate personnel to affirm a Pre-Clearance Equity Security of an issuer is not under consideration.
(f) Training – All new Access Persons shall be trained, as appropriate, regarding the requirements of this Code. In addition, Access Persons will receive periodic updates, as appropriate, regarding compliance with this Code. Training typically takes place through organized seminars, though computer-based training may also be used. Other training methods may be used if found suitable by the Chief Compliance Officer (or his or her delegee) of FED Mutual.
(g) Code of Ethics Amendments and Certifications – FED Mutual shall provide all Access Persons with a copy of this Code and any amendments thereto as they become available. All Access Persons of FED Mutual must certify that they have read and understood the Code (upon initial employment and annually) and have complied with its requirements (annually).
(h) Report to Board – On an annual basis, management of FED Mutual must submit to the Board of Trustees of Federal Life Trust a written report which:
(1) Describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations relating to funds managed by FED Mutual; and
(2) Certifies that FED Mutual has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

(i) Determination of Access Persons – The Chief Compliance Officer (or his or her delegee) of FED Mutual shall determine, from time to time, the identity of the persons meeting the definition of “Access Persons.” The determination of the Chief Compliance Officer (or his or her delegee) of FED Mutual shall be final.
Section 6 — Violations and Sanctions
(a) Upon discovering a violation of this Code, an Access Person of FED Mutual shall report such violation to the Chief Compliance Officer (or his or her delegee) of FED Mutual.
(b) Upon discovering a violation of this Code, FED Mutual may impose such sanctions as they deem appropriate, including, among other things, a letter of sanction, compelled sales, disgorgement of profits, suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees of the Federal Life Trust.
Section 7 — Exemptive Procedure
The Chief Compliance Officer (or his or her delegee) of FED Mutual and the Executive Vice President of FED Mutual (collectively, the “Waiver and Exemption Committee”) may jointly grant exemptions from the requirements in this Code in appropriate circumstances. In addition, violations of the provisions regarding personal trading will presumptively be subject to being reversed in the case of a violative purchase, and to disgorgement of any profit realized from the position by payment of the profit to any client disadvantaged by the transaction, or to a charitable organization, as determined by the Waiver and Exemption Committee, unless the violator establishes to the satisfaction of the Waiver and Exemption Committee that under the particular circumstances disgorgement would be an unreasonable remedy for the violation.
Section 8 — Annual Review of Code
This Code shall be reviewed at least annually by FED Mutual and, at such time(s), shall be revised to reflect any changes in law or other changes to this Code deemed appropriate.
Section 9 — Definitions
(a) “Access Person” means any director, officer or general partner of FED Mutual who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by any Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.
(b) “Beneficial Ownership,” “Beneficially Own,” and derivations thereof, mean that you directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, have or share in the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in a security.

     Without limiting the foregoing, you are presumed to have Beneficial Ownership in all of the following, as applicable:
(1)	securities held by members of your immediate family sharing the same household with you, although the presumption of Beneficial Ownership may be rebutted;

(2)	your interest in securities held by a trust, which may include both trustees with investment control and, in some instances, trust beneficiaries;

(3)	your right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable;

(4)	your proportionate interest as a general partner in the portfolio securities held by any general or limited partnership;

(5)	certain performance-related fees other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; and

(6)	any right you may have to dividends that is separated or separable from the underlying securities. Otherwise, the right to dividends alone shall not represent Beneficial Ownership in the securities.
You are not deemed to have Beneficial Ownership in the portfolio securities held by a corporation or similar entity in which you own securities if you are not a controlling shareholder of the entity and you do not have or share investment control over the entity’s portfolio.
(c) “Covered Security” means any interest or instrument commonly known as a security, except that it shall not include direct obligations of the United States, bankers’ acceptances, certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), securities issued by Federal Life, shares of open-end mutual funds (unless it is an Exchange Traded Fund or unless FED Mutual or its control affiliate acts as adviser or principal underwriter of such fund), variable annuities (unless issued by a control affiliate of FED Mutual and variable life insurance products (unless issued by a control affiliate of FED Mutual). The following additional terms must be understood in connection with the requirements of this Code:
(1) Without limitation, a “security” includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
(2) “Pre-Clearance Equity Security” means an Unaffiliated Covered Security other than (i) a Covered Fixed Income Security or (ii) a security of an issuer included within the S&P 500 Index.
(3) “Covered Fixed Income Security” means a Covered Security commonly known as a fixed income security and (i) providing for specific periodic payments and the eventual return of principal at maturity (as in the case of a note or bond) or (ii) providing for periodic dividends at a specified rate (as in the case of certain preferred stock). The determination of the Chief Compliance Officer (or his or her delegee) of FED Mutual as to whether a particular preferred stock is a Covered Fixed Income Security shall control.
(4) “Unaffiliated Covered Security” means any interest or instrument commonly known as a security (as defined in subsection (e)(1) above), except that it shall not include direct obligations of the United States, bankers’ acceptances, certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), securities issued by Federal Life, shares of open-end mutual funds, variable annuities, and variable life insurance products.
Generally, the term Covered Security is interpreted to include derivative securities of Covered Securities. If you have any question or doubt as to whether a security is a Covered Security you should contact the Chief Compliance Officer (or his or her delegee) of FED Mutual for a determination in the specific case. The determination of the Chief Compliance Officer (or his or her delegee) shall control.
(d) “Exchange Traded Fund” means an investment company (whether open-end or closed-end) that is traded on a securities exchange and is designed to replicate a specific index (whether equity or fixed income), or sub-components of an index. Examples include SPDRS, Diamonds, Midcap SPDRS and WEBS.
(e) “Federal Securities Laws” means the Securities Act of 1933, Securities Exchange Act of 1934, Sarbanes-Oxley Act of 2002, Investment Company Act of 1940, Investment Advisers Act of 1940, title V of the Gramm-Leach-Bliley Act, rules adopted by the Securities and Exchange Commission (“SEC”) under these laws, certain provisions of the Bank Secrecy Act applicable to registered investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.
(f) “Fund” means any registered investment company for which FED Mutual is the principal underwriter.
(g) “Pre-Clearance Effectiveness Period” means the day on which approval pursuant to Section 5(e) of this policy is communicated to the Access Person.

(h) “Purchase or sale” of a security includes, among other things, the writing of an option to purchase or sell such security.

William S. Austin
Executive Vice President

FED Mutual Financial Services, Inc.
Code of Ethics
CERTIFICATION
The undersigned hereby certifies that the undersigned:
1)	Has read and understands the Code of Ethics of FED Mutual Financial Services, Inc. (the “Code of Ethics”);
2) Recognizes that the undersigned is subject to the Code of Ethics;
3)	Has complied with the requirements of the Code of Ethics, including the disclosure or reporting of all personal securities transactions required by the Code of Ethics; and
4)	Does not have any interest or relationship that could create a real, apparent or potential conflict of interest contrary to the requirements, spirit or general principles set forth in the Code of Ethics, except for the following:

.

Dated:

Signature

Printed Name